Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB AMENDS STATEMENTS OF CASH FLOWS

Houston, Texas, July 20, 2005 – SPACEHAB, Incorporated (NASDAQ/NMS: SPAB), a leading provider of commercial space services, announced today that it will reclassify as investing cash flows insurance proceeds and indemnification payments received relating to the loss of the Company’s research double module that were originally reported as operating cash flows.

The Company previously classified $17.7 million in insurance proceeds received during its fiscal third quarter of 2003 and $8.2 million in indemnification payments received during its second fiscal quarter of 2005 as operating cash flows. SPACEHAB has reclassified these amounts as investing cash flows. The reclassification reduces the Company’s operating cash flows and increases investing cash flows by $17.7 million for fiscal year 2003 and by $8.2 million for the nine month period ended March 31, 2005.

In connection with the reclassification, SPACEHAB will be restating its Statements of Cash Flows for its fiscal year ended June 30, 2003 and its third fiscal quarter ended March 31, 2005. These restatements will only affect the Company’s consolidated Statements of Cash Flows and will have no impact on revenue, income from operations, or net income during the periods being restated.

About SPACEHAB, Incorporated

SPACEHAB, Incorporated (www.spacehab.com) is a leading provider of commercial and government space services with three primary business units. The Flight Services business unit develops, owns, and operates habitat and laboratory modules and cargo carriers aboard NASA’s Space Shuttles for Space Station resupply and research purposes. SPACEHAB’s Astrotech subsidiary provides payload processing support services for both commercial and government customers at company-owned facilities in Florida and California. The Company’s Government Services business unit supports NASA’s Johnson Space Center providing configuration management, product engineering, and support services for both the Space Station and Space Shuttle programs. Additionally, through The Space Store, Space Media provides space merchandise to the public and space enthusiasts worldwide (www.thespacestore.com).

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Kimberly Campbell - Vice President, Corporate Marketing and Communications

SPACEHAB, Inc. - 713.558.5049 - campbell@spacehab.com

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